Exhibit 99.1

Reconciliation of Expected Reported Adjusted EBITDA to Pro Forma Expected Adjusted EBITDA

EMSC
($ in millions)	12/31/2012
Expected Net income attributable to EMSC	$35 - 38
Equity in earnings of unconsolidated subsidiary	(0)
Income tax expense	28- 30
Loss on debt extinguishment	8
Interest and other expense	(1)
Realized gain on investments	(0)
Interest expense	183
Related party management fees	5
Equity-based compensation expense	4
Restructuring charges	14
Depreciation and amortization expense	124
Expected Reported Adjusted EBITDA	$400 - 405
Run-rate impact of acquisitions (1)	23
Pro Forma Expected Adjusted EBITDA	$423 - 428

Selected Other Financial Data (Expected):
Cash	$63

ABL Revolver	125
Term Loan	1,166
Capital Lease Obligations	0
Total Secured Debt	1,292
Senior Notes	950
Senior Notes held by EMCA	(15)
Other	1
Total EMSC Debt	2,228
CDRT Holdco Notes	450
Total CDRT Debt	2,678

Net Capital Expenditures	$49

Expected Net revenue	$3,295 - $3,305

(1)    Represents the annualized estimated impact on Adjusted EBITDA of the following acquisitions as if they had been acquired by an EMSC subsidiary or clinical affiliate on Jan 1, 2012: Guardian Healthcare Group, Inc. (December 2012), American Physician Housecalls (September 2012), St. Vincent Anesthesia Medical Group, Inc. (December 2012), Golden State Anesthesia Consultants, Inc. (December 2012) and NightRays, P.A. (September 2012). For these acquisitions, we calculated the incremental Adjusted EBITDA from January 1, 2012 through the acquisition date using actual Adjusted EBITDA subsequent to the acquisition date and projected Adjusted EBITDA for the twelve month period. In so determining the annualized estimated impact of the acquired businesses, we used financial information provided by each acquired business, which were prepared pursuant to applicable accounting principles for such acquired business (which may differ from GAAP and which were unaudited in certain circumstances), together with our own assumptions and estimates to derive an Adjusted EBITDA for such acquired business. Accordingly, although we believe that the financial information provided by the acquired businesses is accurate, such information has not been, and cannot be, independently verified by our management. There can be no assurance that we would have generated the estimated levels of Adjusted EBITDA had we owned the acquired businesses on January 1, 2012. Total consideration paid for these acquisitions was $192 million, and we expect 2013 Adjusted EBITDA contribution for the acquired businesses to be in the range of $25 - $30 million.